                                                                     Exhibit 4.5

                   AMENDMENT TO HOLLYWOOD CASINO CORPORATION
                     1996 NON-EMPLOYEE DIRECTOR STOCK PLAN
                     -------------------------------------

     WHEREAS, Hollywood Casino Corporation (the "Company") established the Hollywood Casino Corporation 1996 Non-Employee Director Plan effective June 12, 1996 (the "Plan"); and

     WHEREAS, Article 9 of the Plan authorizes the Board of Directors of the Company to amend the Plan without the approval of the stockholders of the Company unless stockholder approval is necessary to comply with Rule 16b-3 (the "Rule") promulgated under Section 16(b) of the Securities Exchange Act of 1934; and

     WHEREAS, the Board of Directors (the "Board") has authorized the amendment of the Plan and all awards granted under the Plan to bring them into conformity with recently adopted amendments to the Rule and enable the Board to amend outstanding stock options to adjust the exercise price of such options to equal the fair market value of the stock on the date of such amendment; and

     WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Plan;

     NOW, THEREFORE, effective as of June 19, 1998, the Corporation hereby amends the Plan and all outstanding awards granted under the Plan as follows:

                                      I.

     Article 6 of the Plan is amended to read in its entirety as follows:

          "The Option Price for any share of Common Stock which may be purchased under a Stock Option shall be One Hundred Percent (100%) of the Fair Market Value of the share on the Date of Grant; provided, however, that the Board shall be entitled from time to time to amend any such Stock Option previously granted to adjust the Option Price to equal One Hundred Percent (100%) of the Fair Market Value of the Common Stock on the date of such amendment."

                                      II.

     The first paragraph of Article 7 of the Plan is amended to read in its entirety as follows:

          "A Stock Option may be exercised in whole or in part at any time on and after its Date of Grant. Notwithstanding the foregoing, a Participant cannot dispose of any Common Stock such Participant acquires pursuant to a Stock

     Option until six months have expired from the Date of Grant of such Stock Option, unless the Committee determines that such disposition by such Participant would not result in a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended. No Stock Option granted under the Plan may be exercised at any time after the end of its Option Period."

                                     III.

     The first paragraph of Article 10 of the Plan is amended to read in its entirety as follows:

          "A Participant may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him or her as a director (including the annual retainer fee and any fees payable for services on the Board or any committee thereon) and to receive in lieu thereof shares of Common Stock. Any such election (a) shall be in writing,
     (b) shall specify an amount of such compensation to be received in the form of Common Stock (expressed as a percentage of the compensation otherwise payable in cash, as an amount in dollars of compensation otherwise payable in cash or as a type of fee (e.g., retainer fee) otherwise payable in cash), and (c) shall be made at any time prior to the beginning of the period with respect to which such election is to apply."

                                      IV.

     Section 16.7 of the Plan is amended to read in its entirety as follows:

          "16.7 Assignability. The Committee may, in its discretion, authorize all or a portion of a Stock Option to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members,
     (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration
                              -------------
     for any such transfer, (y) the Award Agreement pursuant to which such Stock Option is granted must be approved by the Committee and must expressly provided for transferability in a manner consistent with this Section, and
     (z) subsequent transfers of transferred Stock Options shall be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. Following transfer, any such Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 12, 14 and 16 hereof the term "Participant" shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Stock Options shall be exercisable by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Stock Option of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Stock Option that has been transferred by a Participant under this Section 16.7."

                                      V.

     The foregoing amendments to the Plan shall be deemed to apply to all outstanding Awards granted under the Plan, and such Awards are hereby deemed amended to the extent necessary to bring them into conformity with the foregoing amendments to the Plan.

                                   * * * * *

     IN WITNESS WHEREOF, the Company has executed this Amendment this 19/th/ day of June, 1998.

                              HOLLYWOOD CASINO CORPORATION



                              /s/ Jack E. Pratt
                              ------------------------------
                              Jack E. Pratt
                              Chairman of the Board and Chief Executive Officer

Attest:


/s/ William D. Pratt
-----------------------------
William D. Pratt, Secretary